                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 18, 1998

                               ----------------

To Our Shareholders:

  The Annual Meeting of shareholders of Friedman, Billings, Ramsey Group, Inc. (the "Company") will be held at the Four Seasons Hotel, 2800 Pennsylvania Ave., N.W., Washington, DC, on Thursday, June 18, 1998, at 10:00 a.m., to vote on the following:

    1. The election of the five directors of the Company;

    2. To approve an amendment to the 1997 Stock and Annual Incentive Plan to increase the number of Class A Common Stock shares available for grant under the Plan by 5 million shares;

    3. To ratify the appointment of Arthur Andersen, LLP as the Company's independent public accountants for 1998; and


    4. To transact such other business as may properly come before the meeting.

  The Record Date for the meeting, used to determine which shareholders are entitled to vote at the meeting and receive these materials, is April 28, 1998. This notice, the attached Proxy Statement and the enclosed form of proxy for the meeting are first being mailed on April 30, 1998. A list of shareholders will be available at the meeting and for ten days prior to the meeting at the Company's offices, 1001 Nineteenth Street North, 18th Floor, Arlington, VA 22209.

                                          By Order of the Board of Directors,



                                          /S/ W. Russell Ramsey
                                          President and Secretary


April 30, 1998



                            YOUR VOTE IS IMPORTANT
                 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                    GENERAL

  The Board of Directors of Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the "Company") is soliciting proxies to be used at your Annual Meeting to vote on the matters described in the Notice of Annual Meeting. The Company was formed in December 1997 in connection with the initial public offering of the Company's stock. The Company is a holding company and is the successor to the businesses conducted by Friedman, Billings, Ramsey Group, Inc., a Delaware corporation and its subsidiaries. The term "FBR", as used herein, refers to the Company and its predecessors, which were first formed in 1989.

                         VOTING AND OUTSTANDING SHARES

  Holders of record of Class A Common Stock and holders of record of Class B Common Stock on the Record Date may vote at the Annual Meeting. On the Record Date, 13,451,421 shares of Class A Common Stock and 36,577,579 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting. No other voting securities of the Company were outstanding. Each shareholder is entitled to one vote for each share of Class A Common Stock and to three votes for each share of Class B Common Stock held on the Record Date. Holders of Class A Common Stock and Class B Common Stock vote together without regard to class on the matters that will come before the Annual Meeting.

  As described under "Security Ownership of Management", substantially all outstanding Class B Common Stock has been deposited into a Voting Trust, the trustees of which are the three senior Executive Officers of the Company, Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey. The trustees of the Voting Trust have sole discretion to vote the shares of Class B Voting Stock. The Voting Trust will control 89% of the shares entitled to vote at the Annual Meeting.

  The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegraph from brokerage houses and other shareholders. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee and reimbursement of expenses estimated not to exceed $10,000 in the aggregate, all of which will be paid by the Company.

  If you return your executed proxy in time to permit its review and count, your shares will be voted as you direct. You can specify whether shares represented by the proxy are to be voted for the election of all nominees for director or are to be withheld from some or all of them. You also can specify approval, disapproval or abstention as to the amendment to the 1997 Stock and Annual Incentive Plan and to the selection of independent public accountants.

  IF YOUR PROXY CARD DOES NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THEY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW, AND "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK AND ANNUAL INCENTIVE PLAN AND THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.

  You may revoke your proxy at any time before it is exercised by written notice to the Secretary, by timely submission of a properly executed later-dated proxy or by voting in person at the Annual Meeting.

  A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. The election of directors requires a plurality of the votes cast by the shares entitled to vote on the election of directors at the Annual Meeting. The approval of the amendment to the 1997 Stock and Annual Incentive Plan and the ratification of the selection of independent public accountants require a majority of the votes that could be cast by the shares that are present in person or represented by proxy at the Annual Meeting.

  The total number of votes that could be cast at the Annual Meeting is the sum of votes cast and abstentions. Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for any or all of the Items (so-called " broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

  We do not know of any other matter to be presented at the Annual Meeting. Under the Company's by-laws, no business other than that stated in the notice of Annual Meeting may be transacted at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote properly may be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

  The information below shows, as of March 31, 1998, the number of shares of Class A and Class B Common Stock beneficially owned by each director, and the Chairman and Chief Executive Officer and next four highest compensated executive officers ("Named Executive Officers"), and by the directors and executive officers of the Company as a group.

  The following table shows the shares of Class B Common Stock controlled by a Voting Trust, which terminates on December 15, 2007, the trustees of which are the three senior Executive Officers of the Company.

                                                            SOLE
                                                           VOTING   PERCENT OF
      CLASS OF STOCK            BENEFICIAL OWNER           POWER      CLASS
      --------------            ----------------         ---------- ----------
 Class B Common Stock.... Voting Trust Trustees:         36,393,069     99.5%
                            Emanuel J. Friedman, Eric F.
                            Billings and W. Russell
                            Ramsey 1001 Nineteenth
                            St., North Arlington
                            Virginia 22209

  Each share of Class B Common Stock has three votes, therefore, the Voting Trust controls 89% of all of the votes of the outstanding Class A and Class B Common Stock voting together as one class.

DIRECTORS AND NAMED EXECUTIVE OFFICERS

  The following table shows the shares of Common Stock in which the Named Executive Officers and Directors have the sole economic interest and provides the same information for all executive officers and directors as a group.

                                      UNLESS OTHERWISE NOTED,
                                       NUMBER OF  SHARES OF
                                              CLASS B            PERCENT OF
NAME                                      COMMON STOCK/1/     ALL COMMON STOCK
----                                  ----------------------- ----------------
Emanuel J. Friedman..................       10,517,100              21.0%
 Chairman and Chief Executive Officer
Eric F. Billings.....................        8,712,140              17.4%
 Vice Chairman and Chief Operating
  Officer
W. Russell Ramsey....................        5,854,829              11.7%
 President and Secretary
Eric Y. Generous.....................          557,750               1.1%
 Executive Vice President and Chief
  Financial Officer
Robert S. Smith......................            1,000               --
 Executive Vice President and General
  Counsel                                    (Class A)
Wallace L. Timmeny...................            1,000               --
 Director                                    (Class A)
Mark R. Warner.......................              --                --
 Director
All executive officers and directors
 as a group
 (9 persons).........................       25,971,819              51.9%
                                             (Class B)
                                                 7,000
                                             (Class A)

--------

(1) Excludes shares underlying options not exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below is based on shareholder filings with the Securities and Exchange Commission and shows beneficial ownership of more than 5% of the Company's Class A Common Stock.

                                                                                           PERCENT
                                                      SOLE    SHARED    SOLE               OF ALL
                                                     VOTING   VOTING INVESTMENT PERCENT OF COMMON
      TITLE OF CLASS          BENEFICIAL OWNER        POWER   POWER    POWER      CLASS     STOCK
      --------------          ----------------      --------- ------ ---------- ---------- -------
 Class A Common Stock.... PNC  Investment           2,451,421        2,451,421     18.2%     4.9%
                            Corp./1/
                            222 Delaware Ave.
                            Wilmington,  Delaware
                            19899
 Class A Common Stock.... Equitable Companies,        685,600 54,400   743,400      5.5%    1.49%
                            Inc./2/ and certain of
                            its affiliates
                            787 Seventh Ave.
                            New York, New York
                            10019

--------
(1) Based on a Schedule 13D filing.
(2) Based on a Schedule 13G filing.

  PNC Investment Corp. is a wholly-owned subsidiary of PNC Holding Corp., a wholly-owned subsidiary of PNC Bank Corp. (PNC). As more fully described in the Company's Annual Report on Form 10-K, the Company and PNC have entered into a non-binding Memorandum of Understanding that establishes a strategic relationship between the Company and PNC with respect to selected capital markets and related activities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (the "SEC"). After the initial filings required as a result of the Company becoming subject to the requirements of the Securities Exchange Act on December 23, 1997, all directors and officers complied with these requirements in 1997.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN THIS PROPOSAL.

  Five directors will be elected at the Annual Meeting. All current board members have been nominated for reelection. More information on the nominees is provided below. This information has been given to the Company by the nominees. Each director elected at the Annual Meeting will serve until the next Annual Meeting of shareholders or until earlier retirement, resignation or removal.

  If unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person.

 Emanuel J. Friedman

  Mr. Friedman, age 52, is Chairman and Chief Executive Officer of the Company. He has continuously served as Chairman and Chief Executive Officer of FBR since co-founding FBR in 1989. Mr. Friedman is involved in the Company's investment banking, research, brokerage and asset management activities. He also manages FBR Ashton, Limited Partnership, a hedge fund sponsored by Friedman, Billings, Ramsey Investment Management, Inc. ("FBRIM"). Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as a director. Mr. Friedman entered the securities industry in 1973 when he joined Legg Mason Wood Walker & Co., Incorporated, and from 1985 until 1989 he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm.

 Eric F. Billings

  Mr. Billings, age 45, is Vice Chairman and Chief Operating Officer of the Company. He has continuously served as Vice Chairman and Chief Operating Officer of FBR since co-founding FBR in 1989. Mr. Billings is involved in the Company's investment banking, research, brokerage and asset management activities. He also manages FBR Weston, Limited Partnership, a hedge fund sponsored by FBRIM. Mr. Billings entered the securities industry in 1982 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 served as Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Billings is also a director of The FBR Family of Funds.

 W. Russell Ramsey

  Mr. Ramsey, age 38, is President and Secretary of the Company. He has continuously served as President and Secretary of FBR since co-founding FBR in 1989. Mr. Ramsey is involved in the Company's investment banking, research, brokerage, and asset management activities. Prior to co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, D.C. brokerage firm. Mr. Ramsey serves as a director of Consolidation Capital Corporation.

 Wallace L. Timmeny

  Mr. Timmeny, age 60, became director of the Company on December 29, 1997. Mr. Timmeny is a partner in the Washington, D.C. office of Dechert Price & Rhoads, a law firm, which he joined in 1996. From 1984 to 1996, Mr. Timmeny was a partner in the law firm of McGuire, Woods, Battle & Boothe, LLP in Washington, D.C. Mr. Timmeny is currently chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. Mr. Timmeny has served as an adjunct professor at American University School of Law. From 1965 to 1979, Mr. Timmeny was an attorney with the SEC, and ultimately the Deputy Director of the Division of Enforcement of the United States Securities and Exchange Commission. Mr. Timmeny and his law firm have provided and are expected to continue to provide legal services to the Company.

 Mark R. Warner

  Mr. Warner, age 42, became a director of the Company on December 29, 1997. For more than five years, Mr. Warner has served as a Managing Director of Columbia Capital Corporation, an investment company specializing in emerging technologies. As Managing Director of Columbia Capital, Mr. Warner helped found 4 public and 10 private companies. Since January 1998, Mr. Warner has served on the Board of Directors of Telular Corporation. In 1996, Mr. Warner was the Democratic candidate in the race for U.S. Senator from Virginia. Mr. Warner was Chairman of the Democratic Party of Virginia from 1993 to 1995. Mr. Warner currently serves on the Executive Board of Directors of the Northern Virginia Business Roundtable, and he was founding Chairman of the Virginia Health Care Foundation. Mr. Warner also serves on the Boards of Directors of the Presidential Investment and Services Policy Advisory Committee, George Washington University and Virginia Union University.

                            THE BOARD OF DIRECTORS

MEETINGS

  The Company was formed in connection with the initial public offering of the Company on December 23, 1997. The Board of Directors held one meeting during 1997, at which time the only members of the Board were Mr. Friedman, Mr. Billings and Mr. Ramsey. All members of the Board, except Mr. Billings, attended the meeting.

COMMITTEES

  The Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Committees of the Board did not meet in 1997.

  The Executive Committee's members are Mr. Friedman, Mr. Billings and Mr. Ramsey. The Committee has authority to act on behalf of the full Board.

  The Audit Committee's members are Mr. Timmeny, who serves as Chairman of the Committee, and Mr. Warner. The Audit Committee reviews the Company's auditing, financial reporting and internal control functions and makes recommendations concerning the Company's independent public accountants. The Board has concluded that the members of the Audit Committee are independent of management and free from any relationship that would interfere with the exercise of independent judgment as a Committee member.

  The Compensation Committee's members are Mr. Warner, who serves as Chairman of the Committee and Mr. Timmeny. The Compensation Committee reviews the Company's compensation plans and makes recommendations concerning those plans and concerning executive officer compensation.

RELATIONSHIPS WITH DIRECTORS

  In the ordinary course of business the Company and its subsidiaries may have transactions with corporations or other entities in which its non-employee directors have an interest or serve as executive officers. None of these transactions exceed 5% of the gross revenues of either the Company or the other corporation or entity.

  Mr. Timmeny and his law firm have, from time to time, provided legal services to the Company and its subsidiaries and are expected to continue to do so.

                     DIRECTOR AND MANAGEMENT COMPENSATION

DIRECTOR COMPENSATION

  In connection with their appointment to the Board of Directors on December 29, 1997, each non-employee director received a grant of stock options to purchase 20,000 shares of Class A Common Stock pursuant to the terms of the Director Stock Plan. The options have an exercise price of $20 and an expiration date 10 years from the date of grant. No other director compensation was paid during 1997.

  Each non-employee director receives an annual retainer of $20,000 for service on the Company's Board and a fee of $1,000 for each in-person meeting of the Company's Board and a fee of $500 for each telephonic meeting of the Company's Board. The Chairman of the Audit Committee receives an additional annual retainer fee of $5,000. No compensation is paid to Directors who are officers of the Company.

REPORT ON EXECUTIVE COMPENSATION

 Introduction

  The following Report on Executive Compensation for fiscal year 1997 is submitted by those members of the Company's Board of Directors who together comprised the entire Board of Directors of FBR until December 29, 1997 (the "1997 Board")./1/ Those members are Emanuel J. Friedman, Chairman, Eric F. Billings and W. Russell Ramsey (the "Executive Officer Directors"), who were also the three highest paid Executive Officers of FBR in 1997. The Report concerns compensation paid during a period in which (except for 9 days) FBR was a non-public company.

  The Board of Directors has periodically reviewed FBR's compensation policies, including those for its Executive Officers, in order to ensure that they are supportive of FBR's business strategies and goals. Accordingly, in 1997, FBR's compensation policies reflected the fact that during virtually all of 1997, FBR was a privately held company that did not have public shareholders. In 1997, four of the five highest paid Executive Officers were principal shareholders of the Company. Until the Company's initial public offering in December 1997, Mr. Friedman, Mr. Billings, Mr. Ramsey and Mr. Generous owned 26.3%, 22.0%, 21.0% and 3.3% of the common stock of FBR, respectively. As of March 31, 1998 their respective ownership was 21.0%, 17.4%, 11.7% and 1.1% of the common stock of the Company.

  On December 29, 1997, in connection with the Company's initial public offering, the Board of Directors was expanded to include two non-employee, outside directors, Wallace L. Timmeny and Mark R. Warner. In February of 1998, the Board of Directors formed a Compensation Committee consisting of Mr. Timmeny and Mr. Warner. Neither Mr. Timmeny nor Mr. Warner participated in deliberations concerning 1997 Executive Compensation. In 1998, the Compensation Committee will review and make recommendations concerning the Company's new compensation policy, which has been changed from the 1997 policy to reflect the restructuring of FBR into a public company. The 1998 compensation policy bases the Executive Officer's incentive compensation on net income before taxes. The Executive Officers, together with certain other senior officers and managing directors of the Company, will be eligible to participate in an Annual Incentive Award bonus pool equal to up to 30% of the Company's adjusted pre-tax income (before Annual Incentive Award bonuses). The size of the pool will be reduced if the Company's aggregate compensation and benefits expense for the year (including all bonuses) exceeds 55% of revenues. Under this policy, if the Company's aggregate compensation and benefits for the year is equal to or exceeds 55% of revenues without giving effect to the Annual Incentive Award bonuses, the Executive Officers will not receive any incentive compensation.

 Compensation Paid to Executive Officers

  In 1997, compensation paid to FBR's Executive Officers consisted of a base salary, an annual bonus and, in the case of non-director Executive Officers, stock options in lieu of a portion of cash bonus compensation. Base salaries were set at a level that placed a significant amount of the total possible compensation of each Executive Officer at risk based on FBR's overall performance, as well as the individual's performance. The amount of each base salary was based on competitive factors within FBR's industry and on the past contributions and performance of each Executive Officer. As part of its policy of maintaining a compensation system that is incentive driven, the Company does not provide retirement benefits, other than a defined contribution savings plan available to all Company employees pursuant to Section 401(k) of the Internal Revenue Code. During 1997, FBR did not match any employee contributions made under that plan.

  The 1997 annual bonuses of the three Executive Officer Directors, who have responsibility for the over-all revenue-producing activities of FBR, was determined by a formula set at the beginning of the year. The formula was based on the overall profitability of FBR. Revenues generated in FBR's investment banking activities were

--------
(1) The term "Company" refers to Friedman, Billings, Ramsey Group, Inc., a Virginia corporation, which was formed in connection with the initial public offering of the Company on December 23, 1997 and is the successor to Friedman, Billings, Ramsey Group, Inc., a Delaware corporation. The term "FBR" refers to the Company and its predecessors, which were first formed in 1989.

more heavily weighted because the transactions that generated those revenues also contribute more to the long- term growth and strategic strength of the Company and because the amount of those revenues was increased by the lines of credit made available by loans individually guaranteed by the Executive Officer Directors. In establishing the 1997 bonus plan, the 1997 Board concluded that significant growth in revenues would contribute materially to FBR's competitive position in the future.

  Annual bonuses paid to those Executive Officers whose duties primarily involve non-revenue producing activities, such as finance, accounting, legal and compliance, were based on the profitability of FBR and the individual contributions and performance of each Executive Officer within his respective area of responsibility. Consideration was also given to their performance with regard to the initial public offering of the Company in 1997. Stock options were granted to these Executive Officers under the 1997 Stock and Annual Incentive Plan, in order to tie a portion of the value of their compensation to the performance of the Company's stock and to further align their interests with those of shareholders. Stock options were not granted to the Executive Officer Directors due to the fact that they already own significant amounts of the Company's common stock.

 Compensation Paid to the Chief Executive Officer

  The Company believes that a significant part of its success is based on the team management approach of the Executive Officer Directors who are also the founders of FBR. FBR's success is due in large part to their ability to work closely together to implement the strategies that have resulted in FBR's growth and profitability. Accordingly, the compensation plans for Mr. Friedman, Mr. Billings and Mr. Ramsey are the same.

  In setting the Chief Executive's salary, the 1997 Board considered his historic contributions to the founding of FBR, his central role in the strategic plans which have formed the basis for FBR's success and his leadership role within FBR. The Chief Executive's base salary did not increase from 1996 to 1997 due to the belief that any increase in compensation should be performance based.

  The Chief Executive's annual bonus was determined as described above with regard to the annual bonus for the three highest paid Executive Officers. The 1997 Board believes that the bonus plan's emphasis on increasing revenues materially benefited FBR's 1997 results and strengthened its strategic position going forward. In 1997, FBR's overall revenues increased by 133% over 1996, and FBR's net income increased by 130% over 1996. In 1997, FBR's investment banking activities continued to grow--revenues increased 210% over 1996 and FBR was ranked 4th for lead managed United States issuer initial public offerings by ComScan EQUIDESK. In 1997, FBR's asset management fees increased 143% over 1996 and its three mutual funds were ranked among the Wall Street Journal's "12 Month Winners" for 1997. The 1997 Board believes the continued increase in and visibility of its investment banking and asset management capabilities have strengthened the Company's overall franchise and positioned the Company for further growth.

 Tax Considerations

  Section 162(m) of the Internal Revenue Code (the "Code"), generally denies a tax deduction to any publicly-held company for compensation paid to one of the company's five most highly compensated executive officers which exceeds $1 million. Section 162(m) of the Code provides exemptions to this limitation on deductions for compensation which meets certain "performance based" criteria or which is paid pursuant to a plan which was in effect prior to a company's initial public offering.

  To date, all compensation paid to the Company's five highest paid Executive Officers has been paid pursuant to plans that were established prior to FBR's initial public offering. The Company believes that the primary purpose of executive compensation should be to motivate executives to implement the Company's strategic plans in order to increase shareholder value. To the extent that achieving that purpose is consistent with making executive compensation tax deductible pursuant to Section 162(m) of the Code, it is the Company's intention to grant executive compensation that qualifies for tax deductions.

Respectfully submitted,

           Emanuel J. Friedman  Eric F. Billings   W. Russell Ramsey

                          SUMMARY COMPENSATION TABLE

  The following table shows the compensation for FBR's Chief Executive officer and four other Executive Officers who were the highest paid in the fiscal year ended December 31, 1997. During the periods covered by the table, except for the last 9 days of 1997, FBR was a non-public company.

                                                                      LONG-TERM
                                     ANNUAL COMPENSATION             COMPENSATION
                              ----------------------------------     ------------
                                                       OTHER          SECURITIES
                                                       ANNUAL         UNDERLYING
   NAME AND PRINCIPAL                               COMPENSATION       OPTIONS
        POSITION         YEAR SALARY ($) BONUS ($)      ($)          GRANTED (#)
   ------------------    ---- ---------- ---------- ------------     ------------
Emanuel J. Friedman..... 1997  600,000   14,074,579        --                0
  Chairman, Chief
  Executive Officer      1996  600,000    2,809,122  1,825,154(/1/)          0
  and Director
Eric F. Billings........ 1997  600,000   14,074,579        --                0
  Vice Chairman, Chief
  Operating              1996  600,000    2,809,122  1,527,927(/1/)          0
  Officer and Director
W. Russell Ramsey....... 1997  600,000   14,024,579        --                0
  President, Secretary
  and Director           1996  600,000    2,809,122  1,457,927(/1/)          0
Eric Y. Generous........ 1997  240,000      736,071        --            7,500
  Executive Vice
  President and          1996  240,000      475,000    229,501(/1/)          0
  Chief Financial Officer
Robert S. Smith......... 1997  150,000      275,000        --          125,000
  Executive Vice
  President and          1996        0            0          0               0
  General Counsel

--------
(1) Amounts for 1996 represent pro rata compensation paid by the Company to permit these individuals to pay income taxes resulting from the Company's subchapter "S" status.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                         NUMBER OF                                              VALUE AT ASSUMED
                         SECURITIES                                           ANNUAL RATES OF STOCK
                         UNDERLYING   % OF TOTAL                               PRICE APPRECIATION
                          OPTIONS   OPTIONS GRANTED EXERCISE OR                FOR OPTION TERM/2/
                          GRANTED   TO EMPLOYEES IN BASE PRICE   EXPIRATION   ---------------------
          NAME             (#)/1/     FISCAL YEAR    PER SHARE      DATE        5% ($)    10% ($)
          ----           ---------- --------------- ----------- ------------- ---------- ----------
Emanuel J. Friedman.....        0           0            --               --         --         --
Eric F. Billings........        0           0            --               --         --         --
W. Russell Ramsey.......        0           0            --               --         --         --
Eric Y. Generous........    7,500         0.2%          $20     Dec. 22, 2007 $   94,334 $  239,061
Robert S. Smith.........  125,000         2.9%          $20     Dec. 22, 2007 $1,572,237 $3,984,356

--------
(1) Granted pursuant to the Company's 1997 Stock and Annual Incentive Plan. The options will become exercisable in installments of 10%, 40% and 50% on the third, fourth and fifth anniversaries of the date of grant, respectively.

(2) This disclosure is mandated by the Securities and Exchange Commission. The values indicated do not represent a prediction by the Company of future prices of the Company's stock.

                         FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SECURITIES       VALUE OF
                                          UNDERLYING UNEXERCISED    UNEXERCISED
                                                OPTIONS AT          IN-THE-MONEY
                                            DECEMBER 31, 1997        OPTIONS AT
                                       ---------------------------- DECEMBER 31,
   NAME                                EXERCISABLE UNEXERCISABLE/1/     1997
   ----                                ----------- ---------------- ------------
   Emmanuel J. Friedman...............       0               0           --
   Eric F. Billings...................       0               0           --
   W. Russell Ramsey..................       0               0           --
   Eric Y. Generous...................       0           7,500           --
   Robert S. Smith....................       0         125,000           --

--------
(1) Granted pursuant to the Company's 1997 Stock and Annual Incentive Plan. The options will become exercisable in installments of 10%, 40% and 50% on the third, fourth and fifth anniversaries of the date of grant, respectively.

STOCK PERFORMANCE GRAPH

  The Company has not produced a stock performance graph because it was a public company for only 9 days in 1997.

                                    ITEM 2.

 APPROVE AN AMENDMENT TO THE 1997 STOCK AND ANNUAL INCENTIVE PLAN TO INCREASE
  BY 5 MILLION SHARES THE AMOUNT OF CLASS A COMMON STOCK AVAILABLE FOR GRANT
                                UNDER THE PLAN

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AN AMENDMENT TO THE 1997 STOCK AND ANNUAL INCENTIVE PLAN.

  The 1997 Stock and Annual Incentive Plan (the "Plan") became effective at the time of the Company's initial public offering in December 1997 and reserved 4,900,000 Class A Common Stock shares for grant under the Plan. As part of the restructuring of FBR into a public company, 4,384,400 stock options were granted pursuant to the Plan. The options were granted in order to link a portion of employees' current compensation to the long-term performance of the Company's stock and to provide an incentive for participating employees to remain with the Company. All of the stock options issued have an exercise price of $20 (equal to the initial public offering price of the Company's stock), a term of 10 years and become exercisable in installments of 10%, 40% and 50% on the third, fourth and fifth anniversaries of the date of grant, respectively.

  In order to retain the flexibility to continue to link employee compensation with shareholder interests, to assist management in recruiting industry professionals to join the Company and for use in connection with possible future acquisitions, the Board of Directors believes it is in the best interests of shareholders to increase the number of shares reserved and available for grant under the Plan by 5 million shares. This will bring the total number of shares of Class A Common Stock available for issuance under the Plan to 9,900,000 shares, of which 4,384,000 are covered by outstanding stock options. If the proposed amendment is approved, 5,516,000 shares would be available for future use.

  Shares issued in settlement of awards under the Plan will result in dilution of shareholders' interests. It is the current intention of the Company to reduce this dilutive effect by using the proceeds of stock option exercises to repurchase outstanding shares.

  The Plan is summarized in Appendix A to this Proxy Statement.

                                    ITEM 3.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

  The Board of Directors has selected the firm of Arthur Andersen LLP to audit the Company's consolidated financial statements for 1998, and recommends to the shareholders ratification of the appointment of Arthur Andersen LLP as independent auditors for 1998. If this resolution is defeated, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                   OTHER MATTERS TO COME BEFORE THE MEETING

  The Board of Directors does not know of any matters that will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgement.

         ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

  The Company's 1997 Annual Report on Form 10-K (including financial statements and schedules and a list of exhibits) is enclosed with this Proxy Statement. A copy of the Company's Annual Report to shareholders has been mailed separately to shareholders.

                        SHAREHOLDER PROPOSALS FOR 1999

  Shareholder proposals intended to be presented at the 1999 Annual Meeting of shareholders must be received by the Company on or before November 12, 1998, for inclusion in the proxy statement and form a proxy relating thereto. The Company's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

                                  APPENDIX A

THE 1997 STOCK AND ANNUAL INCENTIVE PLAN

  FBR's 1997 Stock and Annual Incentive Plan (the "1997 Stock and Annual Incentive Plan") is designed to promote the success and enhance the value of FBR by linking the interests of certain of the employees of FBR and its subsidiaries and affiliates ("Participants") to those of FBR's shareholders and by providing Participants with an incentive for outstanding performance. The 1997 Stock and Annual Incentive Plan is further intended to provide flexibility to FBR in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts FBR's successful operation largely is dependent. As determined by the Compensation Committee of the Company's Board (the "Committee"), or by the Board or its Executive Committee with respect to annual cash incentive awards, employees of FBR or its subsidiaries or affiliates, including employees who are members of the Company's Board, are eligible to participate in the 1997 Stock and Annual Incentive Plan. Non-employee directors are not eligible to participate in the 1997 Stock and Annual Incentive Plan. The 1997 Stock and Annual Incentive Plan is intended to remain in effect for 10 years, to 2007. The description below is intended as a summary of material terms only.

 General

  The 1997 Stock and Annual Incentive Plan is administered by the Committee or the Board and provides for the grant of stock options (both non-qualified and incentive stock options) ("Options" or "Awards").

  The 1997 Stock and Annual Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1997 Stock and Annual Incentive Plan may not exceed 4,900,000 shares. The proposed amendment will increase the number of shares to 9,900,000.

  The 1997 Stock and Annual Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  The term of Options granted under the 1997 Stock and Annual Incentive Plan may not exceed 10 years. Unless otherwise determined by the Committee or the Board, Options (other than "incentive stock options" under Section 401(a) of the Code) will generally vest ratably on each of the first five anniversaries after the grant date. The Company intends to grant options which will vest over three to five years after the grant date. Unless otherwise determined by the Committee or the Board, Options will have a fair market value exercise price.

  A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee or the Board, with previously acquired shares of Class A Common Stock or in a combination thereof. The Committee or the Board, in its discretion, may allow cashless exercises of Options.

  Options are nontransferable other than by will or laws of descent and distribution or, in the Board's or Committee's discretion pursuant to a written beneficiary designation (and, in the case of a nonqualified Option, pursuant to a domestic relations order or in the Board's discretion, pursuant to a gift to members of the holder's immediate family, whether directly or indirectly, or by means of a trust or partnership or limited liability company), or any transferee described above, and, during the Participant's lifetime, may be exercised only by the Participant, any such transferee or a guardian, legal representative or beneficiary.

  During the 60-day period following a Change of Control, unless the Committee determines otherwise any Participant will have the right to surrender all or part of any Option held by such Participant in lieu of payment of the exercise price, and to receive cash (or stock, if necessary to preserve pooling of interests accounting for the Change of Control) in an amount equal to the excess of (i) the higher of the price received for Class A Common Stock in connection with the Change of Control and the highest reported sales price of a share of Class A Common Stock on a national exchange or on Nasdaq during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), over (ii) the exercise price (the excess of (i) over (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that, if the Option is an incentive stock option, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is exercised.

 Other Awards

  A stock appreciation right ("SAR") permits the Participant to receive in cash an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the SAR exercise price, times the number of shares with respect to which the SAR is exercised. Restricted Stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units will be subject to performance goals and restrictions, and will be payable in cash or shares of Class A Common Stock (or a combination) as determined by the Committee or the Board. The Committee or the Board may grant dividend and interest equivalents with respect to awards.

 Change of Control

  In the event of a Change of Control, any Option that is not then exercisable and vested will become fully exercisable and vested, Restricted Stock will vest and performance units will be deemed earned. The 1997 Stock and Annual Incentive Plan defines a change of control ("Change of Control") as generally
(i) the acquisition of 50% or more of the Common Stock or voting securities of FBR by a person or group, (ii) a change in a majority of the Company's Board, unless approved by the incumbent directors, (iii) the approval by FBR's shareholders of certain mergers involving FBR or (iv) approval by FBR's shareholders of a liquidation, dissolution or sale of substantially all of the assets of FBR.

 Federal Income Tax Considerations of Options

  The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options and incentive stock options is not intended to be specific tax advice to Participants under the 1997 Stock and Annual Incentive Plan.

  Two types of stock options may be granted under the 1997 Stock and Annual Incentive Plan: nonqualified stock options ("NQOs") and incentive stock options ("ISOs"). The grant of an Option generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon the exercise of NQOs. In the case of NQOs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a Change of Control.

  The Company is generally required to withhold applicable income and payroll taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

  The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise of an NQO or upon a disqualifying disposition of shares acquired upon exercise of an ISO.

 Annual Incentive Awards

  An annual cash bonus payment may be made to the Named Executive Officers, Managing Directors, and certain other employees as specified in the 1997 Stock and Annual Incentive Plan. The annual cash bonus component of the plan (referred to above as the "New Plan") is intended to reward the senior executives responsible for the overall performance of the Company, (for their contribution to the profitability of the corporate group), to reward certain Managing Directors responsible for business groups (for the profitability of those groups), and to align the interests of those executives with the interests of the Company's shareholders. Each fiscal year after 1997, a pool equal to up to thirty percent of FBR's adjusted pre-tax net income (before annual cash bonus payments under the 1997 Stock and Annual Incentive Plan) will be established for participants in the annual cash bonus component of the plan, provided that the pool will be reduced to the extent that aggregate compensation and benefits expense for the year (including annual cash bonus payments under the plan) would otherwise exceed fifty-five percent of revenues. The Board of Directors or its Executive Committee will determine the allocation of such pool. Substantially all of the pool is initially anticipated to be allocated to the Named Executive Officers. Upon a Change of Control, a bonus award shall be paid based upon net income and gross revenues through the date of the Change of Control, unless the Board of Directors determines to continue the bonus component for the full year. The Committee may make advance payments to participants during a fiscal year.

 Amendments

  The Company's Board may at any time terminate, amend, or modify the 1997 Stock and Annual Incentive Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Award holders and, to the extent required by law or stock exchange rule, no such amendment will be made without the approval of FBR's shareholders.

        FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. PROXY FOR ANNUAL MEETING
                         OF SHAREHOLDERS JUNE 18, 1997

The undersigned hereby appoints William J. Ginivan, Eric Y. Generous and Mary A. Sheehan as Proxies, with full power to act without the others and each with power of substitution, and hereby authorizes them to represent and to vote, as designated on this card, all shares of Common Stock of FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (the "Company") held of record by the undersigned on April 28, 1998, at the Annual Meeting of Shareholders to be held on June 18, 1998 or any adjournment thereof.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
1. DIRECTORS
Nominees; Emanuel J. Friedman, Eric F. Billings, W. Russell Ramsey,
          Wallace L. Timmeny and Mark R. Warner

[_] FOR
[_] WITHHOLD AUTHORITY to vote for all nominees
[_] FOR all nominees listed (except as marked to the contrary below.)

-------------------------------------------------------------------------

2. Proposal to approve an amendment to the 1997 Stock and Annual Incentive Plan to increase by 5,000,000 shares the number of Class A Common Stock shares available for grant under the Plan.

[_] FOR
[_] AGAINST
[_] ABSTAIN

3. Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1998.

[_] FOR
[_] AGAINST
[_] ABSTAIN

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

[_] FOR
[_] AGAINST
[_] ABSTAIN

5. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FIVE NOMINEES FOR ELECTION, AND FOR PROPOSAL 2 AND 3. STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Signature: ________________________________ Date: ___________________________

NOTE: Please sign exactly as name or names appear on stock certificate (as indicated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.